Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-65934, 333-65936, 333-65938, 333-101243, 333-101265, 333-125667, 333-131164, 333-140939, 333-155757, 333-165078, 333-172463, 333-179700, 333-186951, 333-194269, 333-216367, and 333-261349) and Form S-3 (No. 333-263051) of Zimmer Biomet Holdings, Inc. of our report dated February 25, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is June 22, 2022, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 22, 2022